Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use of our report dated June 11, 2024, in this Amendment No. 1 of Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 filed by Atlantic International Corp., relating to the consolidated financial statements of Staffing 360 Solutions, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 30, 2023. Our report on the Company contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ RBSM LLP

New York, NY

January 23, 2025